Exhibit 99.1

PO Box 9005 Quakertown, PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER 2014 RESULTS

QUAKERTOWN, PA (April 23, 2014) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2014 of $2,296,000, or $0.70 per share on a diluted basis, compared to net income of $2,408,000, or $0.74 per share on a diluted basis, for the same period in 2013.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.00% and 11.59%, respectively, for the quarter ended March 31, 2014, compared with 1.08% and 13.10%, respectively, for the quarter ended March 31, 2013.

Total assets as of March 31, 2014 were $934,092,000, compared with $932,883,000 at December 31, 2013. The growth in loans which began late in 2013 continued during the first quarter of 2014. Total loans at March 31, 2014 were $521,856,000, compared with $501,716,000 at December 31, 2013, an increase of $20,140,000, or 4.0%. The growth in total loans was funded by a reduction in investment securities. Total deposits of $814,234,000 at March 31, 2014 were level with deposits of $814,532,000 at December 31, 2013.

David W. Freeman, President and Chief Executive Officer stated, “We are pleased with our performance for the first quarter of 2014. Driven by average loan growth of $36 million, or 7.6%, when comparing the first quarter of 2014 and 2013, net interest income increased $60,000; offsetting the impact of continued pressure on the yield on earning assets. In addition, continued steady improvement in asset quality contributed to the increase in net interest income as well as no required provision for loan losses.”

Mr. Freeman further noted, “Our share of wallet initiatives continues to gain ground with double digit growth in QNB Financial Services, our provider of retail brokerage and advisory services. QNB Financial Services ended the quarter with over $35 million in assets under management. We also rewarded our shareholders with a 3.7% increase in the cash dividend while maintaining capital ratios in the first quarter of 2014 that were in excess of regulatory standards for well-capitalized institutions.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2014 totaled $6,393,000, an increase of $60,000 over the same period in 2013. Average earning assets for the first quarter of 2014 were $894,981,000, an increase of $21,741,000, or 2.5%, from the first quarter of 2013, with average loans increasing $35,972,000, or 7.6%, and average investment securities decreasing $11,819,000, or 3.0%, over the same period. On the funding side, average deposits increased $12,150,000, or 1.5%, to $806,930,000 for the first quarter of 2014 with growth occurring in non-interest and interest-bearing checking accounts, municipal deposits and savings accounts. During this same time period, average borrowed funds increased $5,013,000 to $38,072,000 with commercial repurchase agreements accounting for the increase.

The prolonged low interest rate environment has continued to exert pressure on asset yields and the net interest margin as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. However, a change in the mix of earning assets with loans representing a larger proportion of earning assets has positively impacted the average yield on earning assets and the net interest margin. The net interest margin for the first quarter of 2014 was 3.12% compared to 3.17% for the first quarter of 2013 and 3.04% for the fourth quarter of 2013. The average rate earned on earning assets declined 17 basis points from 3.80% for the first quarter of 2013 to 3.63% for the first quarter of 2014. When comparing the change in the yield on earning assets between the two first quarter periods, loan and investment security yields declined from 4.91% and 2.51%, respectively, for the first quarter of 2013 to 4.53% and 2.44%, respectively, for the first quarter of 2014, a decline of 38 basis points and 7 basis points, respectively. In comparison, the cost of interest-bearing liabilities declined 13 basis points from 0.72% to 0.59% over the same time periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Based on the analysis, QNB recorded no provision for loan losses in the first quarters of 2014 and 2013 and $150,000 in the fourth quarter of 2013. QNB's allowance for loan losses of $8,819,000 represents 1.69% of total loans at March 31, 2014 compared to an allowance for loan losses of $8,925,000, or 1.78% of total loans at December 31, 2013 and $9,351,000, or 1.96% of total loans at March 31, 2013. Net loan charge-offs were $106,000, or 0.08% annualized of total average loans, for the first quarter of 2014, compared with $421,000, or 0.36% annualized of total average loans, for the first quarter of 2013 and $220,000, or 0.17% annualized of total average loans, for the fourth quarter of 2013.

Asset quality has continued the trend of steady improvement over the past year with total non-performing assets of $19,823,000 at March 31, 2014 compared with $20,308,000 as of December 31, 2013 and $25,265,000 as of March 31, 2013. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest, and restructured loans were $14,760,000, or 2.83% of total loans, at March 31, 2014 compared with $15,414,000, or 3.07% of total loans, at December 31, 2013 and $22,113,000, or 4.63% of total loans, at March 31, 2013. Most of the reduction in non-accrual loans when comparing the balances as of March 31, 2014 and 2013 can be attributed to the improved financial performance of several borrowers which enabled these loans to be placed back on accrual status. The decrease in restructured loans when comparing the same timeframes is due to a loan that was transferred to OREO, which is currently under an agreement of sale. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at March 31, 2014, there were $8,831,000, or 68.9%, that were current or past due less than 30 days at the end of the quarter. In addition to the marked improvement in total non-performing loans, loans classified as substandard or doubtful, which includes non-performing loans, continue to improve. At March 31, 2014 substandard or doubtful loans totaled $37,271,000, a reduction of $6,495,000, or 14.8%, from the $43,766,000 reported as of March 31, 2013.

QNB had OREO and other repossessed assets of $2,825,000 as of March 31, 2014 and December 31, 2013 and $1,153,000 at March 31, 2013. As noted above one property with a fair value of $2,325,000 is under an agreement of sale and is anticipated to close during the third quarter of 2014. Non-performing pooled trust preferred securities are carried at fair value which was $2,238,000, $2,069,000, and $1,999,000 at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. The increase in the balance of non-performing pooled trust preferred securities compared to year end reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,812,000 for the first quarter of 2014, an increase of $64,000, or 3.7%, compared with the same period in 2013. Net gains on the sale of investment securities contributed $199,000 to the total increase in non-interest income. QNB recorded $622,000 of net gains on the sale of investment securities during the first quarter of 2014 compared to net gains of $423,000 in the first quarter of 2013. Included in the first quarter 2014 securities gains were $590,000 recorded on the sale of equity securities and $32,000 on sales of bonds. Similar to the first quarter of 2013, QNB elected to sell some equity holdings in the first quarter of 2014 and recognize gains that had accumulated as a result of the strong performance of the U.S. equity markets over the past two years. In comparison, QNB recorded gains of $262,000 on the sale of equity securities and $161,000 on sale of bonds during the first quarter of 2013.

The increase in gains recorded from the sale of investment securities were offset by a significant reduction in gains recognized on the sale of residential mortgages. An increase in mid-term and long-term treasury rates beginning in mid-2013 were a key contributor to the slowdown in residential mortgage loan activity and in particular mortgage refinancing activity. During the first quarter of 2014, net gains on the sale of residential mortgages declined $218,000 to $7,000, when compared to the same quarter in 2013. The first quarter of 2013 benefited from much lower mortgage rates which contributed to significantly higher levels of refinancing activity as well as the amount of gains recorded on the sale of these mortgages.

As noted earlier growth in QNB Financial Services resulted in an additional $72,000 in retail brokerage and advisory income when comparing the two quarters. In addition, fees for services to customers, primarily net overdraft charges were $33,000 more than the $366,000 reported for the same 2013 quarter.

Non-Interest Expense

Total non-interest expense was $5,212,000 for the first quarter of 2014, an increase of $272,000, or 5.5%, as compared to $4,940,000 for the first quarter of 2013. Salaries and benefits expense increased $236,000, or 9.2%, with higher salary expense comprising $160,000 of the increase. The increase is mainly attributable to merit raises coupled with four additional full-time equivalent employees. In addition to salary expense, benefit costs increased $76,000 when comparing the first quarter of 2014 to the first quarter of 2013. This was a result of higher medical premiums, retirement plan expense and tuition reimbursement. Also, when comparing the two quarters other non-interest expense increased by $31,000, primarily due to higher costs related to check card charge-offs and consultant expense offset partially by lower Directors fees and Pennsylvania bank shares tax expense.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer 215-538-5600 x-5619 dfreeman@qnb.com	Chief Financial Officer 215-538-5600 x-5716 bkrevolin@qnb.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Assets	$934,092	$932,883	$939,115	$910,829	$918,780
Investment securities (Trading, AFS & HTM)	364,083	388,816	407,394	380,510	398,447
Loans receivable	521,856	501,716	487,537	489,215	477,402
Allowance for loan losses	(8,819)	(8,925)	(8,995)	(9,431)	(9,351)
Net loans	513,037	492,791	478,542	479,784	468,051
Deposits	814,234	814,532	827,952	795,913	799,814
Demand, non-interest bearing	80,029	75,987	75,123	74,682	72,140
Interest-bearing demand, money market and savings	495,134	499,000	508,770	468,058	461,772
Time	239,071	239,545	244,059	253,173	265,902
Short-term borrowings	32,935	35,156	28,058	32,851	28,873
Long-term debt	5,000	5,000	5,000	5,282	5,285
Shareholders' equity	79,010	75,625	75,743	74,236	78,450

Asset Quality Data (Period End)
Non-accrual loans	$12,824	$13,453	$15,329	$17,301	$17,465
Loans past due 90 days or more and still accruing	-	1	-	442	302
Restructured loans	1,936	1,960	4,246	4,294	4,346
Non-performing loans	14,760	15,414	19,575	22,037	22,113
Other real estate owned and repossessed assets	2,825	2,825	1,645	1,063	1,153
Non-accrual pooled trust preferred securities	2,238	2,069	2,169	2,091	1,999
Non-performing assets	$19,823	$20,308	$23,389	$25,191	$25,265

Allowance for loan losses	$8,819	$8,925	$8,995	$9,431	$9,351

Non-performing loans / Loans excluding held-for-sale	2.83%	3.07%	4.01%	4.50%	4.63%
Non-performing assets / Assets	2.12%	2.18%	2.49%	2.77%	2.75%
Allowance for loan losses / Loans excluding held-for-sale	1.69%	1.78%	1.85%	1.93%	1.96%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,
For the period:	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13

Interest income	$7,527	$7,606	$7,678	$7,624	$7,676
Interest expense	1,134	1,176	1,226	1,288	1,343
Net interest income	6,393	6,430	6,452	6,336	6,333
Provision for loan losses	-	150	150	100	-
Net interest income after provision for loan losses	6,393	6,280	6,302	6,236	6,333
Non-interest income:
Fees for services to customers	399	424	435	369	366
ATM and debit card	348	383	386	378	352
Retail brokerage and advisory income	166	142	165	122	94
Net gain on investment securities available-for-sale	622	5	303	93	423
Net gain on sale of loans	7	66	36	98	225
Other	270	253	228	179	288
Total non-interest income	1,812	1,273	1,553	1,239	1,748
Non-interest expense:
Salaries and employee benefits	2,795	2,630	2,691	2,673	2,559
Net occupancy and furniture and equipment	854	858	813	832	849
Other	1,563	1,584	1,619	1,586	1,532
Total non-interest expense	5,212	5,072	5,123	5,091	4,940
Income before income taxes	2,993	2,481	2,732	2,384	3,141
Provision for income taxes	697	519	604	490	733
Net income	$2,296	$1,962	$2,128	$1,894	$2,408

Share and Per Share Data:
Net income - basic	$0.70	$0.60	$0.65	$0.58	$0.75
Net income - diluted	$0.70	$0.60	$0.65	$0.58	$0.74
Book value	$24.06	$23.12	$23.22	$22.82	$24.19
Cash dividends	$0.28	$0.27	$0.27	$0.27	$0.27
Average common shares outstanding - basic	3,275,961	3,263,269	3,253,939	3,243,867	3,232,109
Average common shares outstanding - diluted	3,287,069	3,276,267	3,266,481	3,255,955	3,242,028

Selected Ratios:
Return on average assets	1.00%	0.83%	0.90%	0.83%	1.08%
Return on average shareholders' equity	11.59%	9.90%	10.91%	9.99%	13.10%
Net interest margin (tax equivalent)	3.12%	3.04%	3.04%	3.12%	3.17%
Efficiency ratio (tax equivalent)	59.97%	61.96%	60.29%	63.14%	57.57%
Average shareholders' equity to total average assets	8.66%	8.41%	8.22%	8.35%	8.23%
Net loan charge-offs	$106	$220	$586	$20	$421
Net loan charge-offs (annualized) / Average loans excluding held-for-sale	0.08%	0.17%	0.48%	0.02%	0.36%

Balance Sheet (Average)
Assets	$928,328	$935,477	$940,924	$910,565	$905,388
Investment securities (Trading, AFS & HTM)	380,034	404,832	395,471	385,379	391,853
Loans receivable	507,439	488,924	488,186	482,863	471,467
Deposits	806,930	816,932	825,552	797,661	794,781
Shareholders' equity	80,355	78,648	77,372	76,054	74,527